EX-99.(n)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-2 of Goldman Sachs BDC, Inc. of our reports dated February 28, 2017 relating to the consolidated financial statements and the senior securities table of Goldman Sachs BDC, Inc., which appear in such Registration Statement. We also consent to the reference to us under the headings “Senior Securities”, “Selected Consolidated Financial Data and Other Information” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 25, 2017